Amendment 1

Employment Agreement

Ecotality, Inc, a Nevada corporation, and Jonathan Read agree to the following amendment of the Employment Agreement dated April 13, 2009, concerning the employment of Jonathan Read as Chief Executive Officer for Ecotality,Inc.

Paragraph 2 Term of this agreement is hereby amended to extend the term of employment to October 31, 2011 per authorization of the Company's Board of Directors on October 26, 2009.

In all other respects, the terms of the original contract and any earlier amendments remain in effect. If there is a conflict between this amendment and the original contract or any earlier amendment, the terms of this amendment will prevail.

Dated: Nov. 30, 2009

By: [signature]

Jonathan Read

Chief Executive Officer

Dated: Nov 30, 2009

By: Barry S Baer

Barry S Baer

Chief Financial Officer/Member, Board of Directors